Exhibit 10.3

TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE (this “Agreement”), dated as of May 25, 2016, is by and among New York REIT, Inc., a Maryland corporation (the “Company”), New York Recovery Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership” and together with the Company, the “NYRT Parties”), New York Recovery Properties, LLC, a Delaware limited liability company (the “Manager”), and New York Recovery Advisors, LLC, a Delaware limited liability company (the “Advisor” and together with the Manager, the “AR Capital Parties” and the AR Capital Parties together with the NYRT Parties, the “Parties” and individually, a “Party”).

W I T N E S S E T H:

WHEREAS, the Company, the Operating Partnership and the Advisor are party to that certain Seventh Amended and Restated Advisory Agreement dated as of June 26, 2015, as amended by that certain Amendment No. 1 dated as of April 25, 2016 (as may be amended, modified or supplemented from time to time, the “Giants Advisory Agreement”), which terminates by its terms on closing (the “Closing” and the date of the Closing, the “Closing Date”) of the transactions pursuant to that certain Master Combination Agreement, dated as of May 25, 2016, by and among the Company, the Operating Partnership, JBG Properties Inc., JBG/Operating Partners, L.P. and their affiliates named therein (the “Master Combination Agreement”);

WHEREAS, the Company, American Realty Capital New York City REIT, Inc., a Maryland Corporation, and American Realty Capital New York City REIT II, Inc., a Maryland Corporation are party to that certain Amended and Restated Investment Opportunity Allocation Agreement, dated as of July 9, 2015 (the “Investment Allocation Agreement”), which terminates, as to the Company, by its terms on the termination of the Giants Advisory Agreement, which terminates by its terms on the Closing;

WHEREAS, the Company, the Operating Partnership and the Manager are party to that certain Amended and Restated Management Agreement dated as of September 2, 2010 (as may be amended, modified or supplemented from time to time, the “Property Management Agreement”);

WHEREAS, the Company and the Advisor are party to that certain Tax Indemnity Agreement dated as of December 31, 2013, and that certain Tax Indemnity Agreement dated as of December 28, 2012 (each as amended, modified or supplemented from time to time, collectively the “Tax Indemnification Agreements”);

WHEREAS, the Parties wish to terminate the Property Management Agreement and the Tax Indemnification Agreements and reaffirm the termination of the Giants Advisory Agreement and Investment Allocation Agreement all as of the Closing Date on the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, the Parties wish to affirm that all annual or incentive compensation owed to employees of the Advisor for the fiscal year 2015 shall be fully paid on or prior to the Closing Date; and

WHEREAS, the AR Capital Parties have in their possession certain furniture, fixtures and other equipment used in connection with their respective businesses (the “FF&E”).

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Termination of the Property Management Agreement.  Each of the NYRT Parties and the Manager hereby agrees and acknowledges that, effective as of the Closing Date, the Property Management Agreement is hereby irrevocably and unconditionally terminated in its entirety and shall be of no further force or effect, and each party thereto shall have no further rights, liabilities or obligations of any nature thereunder; provided, however, that (i) Sections 5.4 and 6.2 of the Property Management Agreement shall survive such termination and (ii) the Manager shall be entitled to receive all compensation which may be due to it under the Property Management Agreement up to the Closing Date, which compensation shall be fully paid by the NYRT Parties on or prior to the Closing Date, provided, further, that this Agreement shall constitute any prior written notice required under the Property Management Agreement.

2.             Termination of Giants Advisory Agreement.  Each of the NYRT Parties and the Advisor hereby acknowledges and agrees that, effective as of the Closing Date, the Giants Advisory Agreement is irrevocably and unconditionally terminated in its entirety by its terms upon the Closing and shall be of no further force or effect, and each party thereto shall have no further rights, liabilities or obligations of any nature thereunder; provided, however, that the provisions of Sections 8, 15 and 19 through 31 (inclusive) of the Giants Advisory Agreement shall survive the termination of the Giants Advisory Agreement; provided, further, that this Agreement shall constitute any prior written notice required under Section 17 of the Giants Advisory Agreement.

3.             Waiver of Amounts Related to Master Combination Agreement Transactions.  Each of the NYRT Parties and the Advisor hereby agrees and acknowledges that no amounts shall be payable to the Advisor under the Giants Advisory Agreement solely as a result of the transactions contemplated by the Master Combination Agreement.  Notwithstanding the 30-day period set forth in Section 19(a) of the Giants Advisory Agreement, the NYRT Parties shall pay to the Advisor, on or prior to the Closing Date, all amounts accrued and owing to the Advisor under the Giants Advisory Agreement through the Closing Date.

4.             Payment by Advisor of Fiscal Year 2015 Bonus.  The Advisor shall pay in full all annual, incentive and retention compensation owed to employees of the Advisor for the fiscal year 2015 (the “2015 Compensation”) on or prior to the Closing Date.  Other than the 2015 Compensation, the Advisor hereby represents and warrants to the NYRT Parties that there is no written agreement between the Advisor and any of the Covered Employees (as defined in that certain Omnibus Waiver and Release Agreement, dated as of the date hereof, by and among, the

ARC Advisory Services, LLC and the other parties thereto) providing for guaranteed annual, incentive or retention compensation for the fiscal year 2016.

5.             Termination of Investment Allocation Agreement.  Each of the Company and the Advisor hereby acknowledges and agrees that the Investment Allocation Agreement shall terminate, as to the Company, by its terms on the termination of the Giants Advisory Agreement, which terminates by its terms on the Closing, and neither the Company nor the Advisor shall have any further rights, liabilities or obligations of any nature under the Investment Allocation Agreement.

6.             Termination of the Tax Indemnification Agreements.  The Company and the Advisor each hereby agrees and acknowledges that effective as of the Closing Date, each Tax Indemnification Agreement is hereby irrevocably and unconditionally terminated in its entirety (requiring no further action on the part of the parties thereto), with no further force or effect, and each party thereto shall have no further rights, liabilities or obligations of any nature thereunder provided, further, that this Agreement shall constitute any prior written notice required under the Tax Indemnification Agreements.

7.             Vesting of Advisor Employee Equity Awards.  The Parties hereby agree and acknowledge that any and all unvested restricted stock of the Company granted to the employees of the Advisor that are outstanding immediately prior to the Closing shall, automatically upon the Closing and without any required action on the part of the holder thereof, cease to be subject to any forfeiture or vesting conditions.

8.             Mutual Release of Claims. Effective as of the Closing Date, except as otherwise provided in this Agreement:

(a)   each of the AR Capital Parties, on its own behalf and on behalf of each of its Affiliates and their respective predecessors, successors and assigns (in their respective capacities as such) (collectively with the AR Capital Parties, the “AR Capital Releasors”), does hereby fully and forever waive, release, acquit and discharge each of the NYRT Parties, each of their Affiliates, and the respective predecessors, successors and assigns of the foregoing (in their respective capacities as such) (collectively with the NYRT Parties, the “NYRT Releasors”), jointly and individually, of and from any and all controversies, claims, suits, judgments, promises, demands, debts, rights, obligations, liabilities, losses, costs, expenses, fees, causes of action and liabilities whatsoever of the AR Capital Releasors, in each case, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, foreseen or unforeseen, existing as of the Closing Date or arising thereafter, in law, equity, or otherwise brought by way of demand, complaint, cross-claim, counterclaim, third-party claim or otherwise (collectively, the “Claims”), in each case to the extent (i) arising out of or relating to the Giants Advisory Agreement, the Investment Allocation Agreement, or the Property Management Agreement or the Tax Indemnification Agreements and (ii) not arising out of or relating to criminal acts or willful misconduct of the NYRT Parties (such Claims, the “AR Capital Released Claims”).

(b)   each of the NYRT Parties, on behalf of itself and its Affiliates and the other NYRT Releasors, does hereby fully and forever waive, release, acquit and discharge each of the AR Capital Releasors, jointly and individually, of and from any and all Claims of the NYRT Releasors to the extent (i) arising out of or relating to the Giants Advisory Agreement, the Investment Allocation Agreement, or the Property Management Agreement or the Tax Indemnification Agreements and (ii) not arising out of or relating to criminal acts or willful misconduct of the AR Capital Parties (such Claims, the “NYRT Released Claims”).

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors or managers (or other persons acting in similar capacities) of such person or otherwise to direct or cause the direction of the management and policies of such person through the ownership of voting securities, by contract or otherwise; provided, however that for purposes of this Section 4, (i) no NYRT Party shall be deemed to be an “Affiliate” of any AR Capital Party and (ii) no AR Capital Party shall be deemed to be an “Affiliate” of any NYRT Party.

9.             Covenant Not to Sue.

(a)   Each AR Capital Party, on behalf of itself and each of its respective AR Capital Releasors, (i) represents and warrants that no such AR Capital Releasor has pledged, assigned or otherwise transferred to any person all or any portion of any AR Capital Released Claims (or any Claims that, but for any such pledge, assignment or transfer, would constitute AR Capital Released Claims) or any rights or entitlements with respect thereto; (ii) covenants and agrees, to the extent permitted by applicable law, that no such AR Capital Releasor shall, either individually or in concert with another person or group of persons, maintain or cause to be maintained any action, in any capacity whatsoever, against any of the NYRT Releasors based upon any of the AR Capital Released Claims; and (iii) shall indemnify and hold harmless each of the NYRT Releasors from and against any and all losses incurred by any of the NYRT Releasors, by reason of any breach of any of the representations, warranties, covenants or agreements in clause (i) or (ii) of this Section 5(a).

(b)   Each NYRT Party, on behalf of itself and each of its respective NYRT Releasors, (i) represents and warrants that no such NYRT Releasor has pledged, assigned or otherwise transferred to any person all or any portion of any NYRT Released Claims (or any Claims that, but for any such pledge, assignment or transfer, would constitute NYRT Released Claims) or any rights or entitlements with respect thereto; (ii) covenants and agrees, to the extent permitted by applicable law, that no such NYRT Releasor shall, either individually or in concert with another person or group of persons, maintain or cause to be maintained any action, in any capacity whatsoever, against any of the AR Capital Releasors based upon any of the NYRT Released Claims; and (iii) shall indemnify and hold harmless each of the AR Capital Releasors from and against any and all losses incurred by any of the AR Capital Releasors, by reason of any breach of any of the representations, warranties, covenants or agreements in clause (i) or (ii) of this Section 5(b).

10.          FF&E.  Effective as of the Closing Date, each NYRT Party hereby transfers to the AR Capital Parties any and all of such NYRT Party’s right, title and interest in and to all of the FF&E.

11.          Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

12.          Governing Law.  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Law of the State of New York, not taking into account any rules of conflicts of laws that would cause the application of the laws of any other jurisdiction.

13.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.          Further Assurances.  Each Party shall execute and deliver such additional documents as may be reasonably requested by any other Party to consummate the transactions contemplated by this Agreement.

15.          Parties in Interest.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement.

16.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the Parties, or between any of them, with respect to the subject matter hereof and thereof.

17.          Headings.  The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

NEW YORK REIT, INC.

By:	/s/ Michael A. Happel
Name:Michael A. Happel
Title: Chief Executive Officer and President

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

By:	/s/ Michael A. Happel
Name: Michael A. Happel
Title: Chief Executive Officer and President

NEW YORK RECOVERY PROPERTIES, LLC

By:	/s/ Michael A. Happel
Name: Michael A. Happel
Title: Chief Executive Officer and President

NEW YORK RECOVERY ADVISORS, LLC

By:	/s/ Michael A. Happel
Name: Michael A. Happel
Title: Chief Executive Officer and President

Signature page to Termination Agreement and Release